Exhibit 10.32
INCENTIVE RETENTION AGREEMENT
     Transmeta Corporation, a Delaware corporation (the “Company”), and John O’Hara Horsley (“Employee”) have entered into this Incentive Retention Agreement (this “Agreement”), dated as of February 27, 2007 (the “Effective Date”), on the basis of the following facts:
R E C I T A L S
     WHEREAS, the Company has filed on October 11, 2006 (the “Filing Date”) a lawsuit against Intel Corporation (“Intel”) in the United States District Court for the District of Delaware for infringement of ten of the Company’s U.S. patents covering computer architecture and power efficiency technologies. That action, including any additional claims and counterclaims asserted therein or in any related case or action between Transmeta and Intel, is referred to herein as the “Lawsuit”. For purposes of this Agreement, the “Company” means the Company or the successor-in-interest, if any, to materially all of the Company’s rights in the Lawsuit.
     WHEREAS, Employee has substantial knowledge regarding the claims and matters at issue in the Lawsuit as well as substantial professional expertise in the litigation of complex patent and intellectual property claims such as those at issue in the Lawsuit.
     WHEREAS, in lieu of hiring legal counsel to manage the Lawsuit on a contingency basis, the Company wishes to provide Employee incentives to continue to manage the Lawsuit on behalf of the Company to a final determination or resolution.
     WHEREAS, it is typical to pay legal counsel, hired on a contingency basis, approximately 25% to 40% of the amount of the judgment received by the legal counsel’s client in the related lawsuit. Accordingly, the Potential Incentive Amount (defined below) payable to Employee is calculated based on 25% of the net cash value received by the Company resulting from the Lawsuit, less out of pocket costs and attorneys’ fees paid by the Company respecting the Lawsuit. The resulting amount (the “Savings”) is then divided by four to derive the Potential Incentive Amount, as more fully described below.
     WHEREAS, the Company and Employee desire to enter into this Agreement in consideration of Employee’s continued employment with the Company upon the terms and conditions hereinafter provided.
AGREEMENT
     NOW, THEREFORE, the parties hereto agree as follows:
     1.     Definitions.
     (a)     “Potential Incentive Amount” means the difference of (A) one-fourth of the Savings minus (B) the Advance Payments. If the calculation of the Potential Incentive Amount results in a negative number, then the Potential Incentive Amount equals zero.

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     (b)     “Cause” means: (i) a good faith determination by the Board of Directors of the Company or the Company’s chief executive officer that Employee willfully failed to follow the lawful written directions of the Board of Directors or the Company’s chief executive officer to the material detriment of the Company; or (ii) engagement in gross misconduct that is materially detrimental to the Company; or (iii) willful and repeated failure or refusal to comply in any material respect with the Company’s proprietary information, inventions assignment and confidentiality agreement, or any other policies of the Company applicable to Employee where non-compliance would be materially detrimental to the Company, including the Company’s insider trading policy; or (iv) conviction of, or plea of guilty to, a felony that the Company’s Board of Directors or chief executive officer reasonably believes would reflect adversely on the Company.
     (c)     “Company Amount” means the sum of the present value (using a discount rate equal to the lesser of the Company’s cost of capital on the Determination Date and 8%) on the Determination Date of either (i) each payment made, or to be made, in cash to the Company by Intel and its affiliates as a direct result of the final, non-appealable judgment resolving all claims and counterclaims in the Lawsuit or (ii) if the Company and Intel instead enter into a settlement resolving all claims and counterclaims made in the Lawsuit, then the amount paid to the Company by Intel and its affiliates in cash pursuant to that settlement.
     (d)     “Determination Date” means the date of the final, non-appealable judgment resolving all claims and counterclaims in the Lawsuit or, if the Company and Intel instead enter into a settlement resolving all claims and counterclaims made in the Lawsuit, then the effective date of that settlement.
     (e)     “Disability” means that Employee has been unable to perform with reasonable accommodation his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 16 weeks after its commencement, is determined to be permanent by a physician selected by the Company or its insurers and acceptable to Employee and his legal representative, such agreement as to acceptability not to be unreasonably withheld.
     (f)     “Good Reason” means the occurrence of any of the following conditions without Employee’s informed written consent, which condition remains in effect ten (10) days after written notice to the Company from Employee of such condition: (a) a significant diminution by the Company in Employee’s authority or duties in managing the Lawsuit on behalf of the Company, or (b) a material reduction in Employee’s regular base salary (except in connection with a comparable reduction in salary applicable to all executive-level employees of the Company), or (c) the Company’s requiring Employee to be based at any office or location more than fifty (50) miles from the Company’s current offices, other than on a temporary professional basis for purposes of the trial or any other litigation-related proceedings in the Lawsuit, or (d) any material breach by the Company of the terms of this Agreement, including but not limited to the failure by the Company to require a successor-in-interest to the Company’s rights in the Lawsuit (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform the Company’s obligations under this Agreement, as if no such succession had taken place.

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     (g)     “Intel Amount” means the sum of the present value (using a discount rate equal to the lesser of the Company’s cost of capital on the Determination Date (as defined above) and 8%) on the Determination Date of either (i) each payment made, or to be made, in cash to Intel and its affiliates by the Company as a direct result of the final, non-appealable judgment resolving all claims and counterclaims in the Lawsuit or (ii) if the Company and Intel instead enter into a settlement resolving all claims and counterclaims made in the Lawsuit, then the amount paid to Intel and its affiliates by the Company in cash value pursuant to that settlement.
     (h)     “Litigation Costs” means the sum of all out of pocket costs and expenses (including all attorneys’ fees) incurred by the Company in connection with the Lawsuit (including any settlement thereof) and ultimately paid by the Company.
     (i)     “Net Amount” means the Company Amount minus the Intel Amount.
     (j)     “Savings” means the difference of (A) 25% of the Net Amount minus (B) the Litigation Costs.
     2.     Payment.
     (a)     On entry of the final, non-appealable judgment resolving all claims and counterclaims in the Lawsuit or, if the Company and Intel instead enter a settlement resolving all claims and counterclaims made in the Lawsuit and that settlement requires only the payment of cash or cash equivalents by the parties to the Lawsuit, then the Company shall pay to Employee a bonus as follows:
          (i)     If Employee is employed by the Company on the Determination Date, and has been continuously employed by the Company on that date since the Effective Date, then the Company shall pay to Employee, within 60 calendar days following the Determination Date, an amount in cash equal to the Potential Incentive Amount.
          (ii)     If the Company terminates Employee’s employment without Cause prior to the Determination Date (such date of termination referred to as the “Termination Date”), then the Company shall pay to Employee, within 60 calendar days following the Determination Date, an amount in cash equal to the greater of either: (1) the product of (A) the Potential Incentive Amount multiplied by (B) the number of days from (and including) the Filing Date to (and including) the Termination Date divided by the number of days from (and including) the Filing Date to (and including) the Determination Date, or (2) in the event that the Termination Date occurs after judgment has been entered in the Lawsuit but before the Determination Date, and to the extent that the final non-appealable judgment resolving all claims and counterclaims in the Lawsuit substantially reflects an affirmance of that judgment through regular appellate review, then the Potential Incentive Amount.
          (iii)     If Employee resigns as an employee of the Company without Good Reason prior to the Determination Date, then the Company will not be obligated to pay to Employee any portion of the Potential Incentive Amount.
          (iv)     If Employee resigns as an employee of the Company with Good Reason prior to the Determination Date, then the Company will pay to Employee, within 60 calendar

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days following the Determination Date, an amount in cash determined in accordance with the same measure set out above in Section 2(a)(ii).
          (v)     If Employee’s employment is terminated prior to the Determination Date by reason of his death or Disability, then the Board of Directors of the Company will have discretion to decide what portion of the Potential Incentive Amount, if any, shall be payable to Employee or his heirs or successors, based on a good faith assessment of Employee’s contribution to the litigation of the Lawsuit up to the Termination Date, and consistent with the intent reflected in this Section 2(a) and below in Section 11.
     (b)     If the final, non-appealable judgment resolving all claims and counterclaims in the Lawsuit or, if the Company and Intel instead enter a settlement resolving all claims and counterclaims in the Lawsuit and that settlement involves consideration other than cash or cash equivalents, then the Company shall pay to Employee a bonus, in an amount and on such date as determined by the Company’s Board of Directors in good faith, consistent with the intent reflected in Section 2(a) above.
     (c)     Unless in contravention of any express terms of this Agreement, any determination made by the Company’s Board of Directors respecting the interpretation or meaning of any provision of Sections 1 or 2 will be made in its sole discretion. Any such determination will be final and binding on the Company and Employee.
     3.     Advance Payments. If Employee is employed by the Company on December 31, 2007, and, on that date, has been continuously employed by the Company since the Effective Date, then the Company will pay, within five days following December 31, 2007, to Employee an amount equal to $250,000. The Company shall not be obligated to make that payment if the Determination Date occurs prior to December 31, 2007. In addition, on each successive yearly anniversary date of December 31, 2007 that Employee is employed by the Company, and, on that date, has been continuously employed by the Company since the Effective Date, then the Company will pay, within five days following that date, to Employee an amount equal to $250,000; provided, that the Company shall not be obligated to make such payment if the Determination Date occurs prior to that date. The aggregate of the $250,000 payments actually paid to Employee pursuant to this Section 3, without regard to withholdings made in accordance with Section 5, are referred to herein as the “Advance Payments.” For avoidance of doubt, any Advance Payment to Employee under this Agreement is in addition to Employee’s regular salary as an employee of the Company, and the Company has no right of return or refund from Employee relating to any Advance Payment made under this Agreement. Advance Payments are intended and expected to be the fundamental element of Employee’s annual target bonus compensation during the pendency of the Lawsuit, and the Board of Directors of the Company will determine from time to time, in good faith and in its sole discretion consistent with the applicable compensation policies of the Company, the extent to which Employee may also be eligible to continue to participate in the Company’s regular management incentive bonus program based upon his other management contributions to the Company during the pendency of the Lawsuit.
     4.     No Service or Employment Contract; No Delegation by the Board. This Agreement does not confer upon Employee any right with respect to continuance of employment

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by or service with the Company, nor does it interfere in any way with the right of the Company to terminate Employee’s employment by or service with the Company at any time for any reason. Further, this Agreement does not diminish the authority of the Company’s Board of Directors to determine and approve any and all actions of the Company respecting the Lawsuit, nor delegate to Employee any such authority of the Company’s Board of Directors.
     5.     Withholding. The Company is authorized to withhold from any benefit provided or payment due hereunder the amount of withholding taxes due under any federal, state or local authority in respect of such benefit or payment and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.
     6.     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to its conflict of laws provisions. The parties agree that any action or proceeding with respect to this Agreement shall be brought in the courts located in Santa Clara County, California, and the parties agree to the jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum.
     7.     Validity and Construction. This Agreement has been fully negotiated by the Company, Employee and their respective independent legal counsel. The Company understands that the Potential Incentive Amount and the Advance Payments in this Agreement are not set by law but rather are fully negotiable between the Company and the Employee. This Agreement will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either the Company or Employee. The provisions of this Agreement are severable. If any provision of this Agreement is determined by a court of law to be invalid or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable. In such contingency, the Company and Employee will also negotiate in good faith, if necessary, a valid and enforceable substitute provision or agreement that most nearly effects the intent of the Company and Employee in entering into this Agreement.
     8.     Amendment; Waivers. This Agreement may not be modified, altered or changed except upon the express written consent of both parties wherein specific reference is made to this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     9.     Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. Notwithstanding the foregoing, however, the payments contemplated by this Agreement are in addition to, and not in lieu of, compensation arrangements set forth in other agreements or understandings between the parties that do not relate to the subject matter hereof, including without limitation the Company’s Retention and Severance Plan.

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     10.     Headings. Section headings are used herein for convenience or reference only and shall not affect the meaning of any provision of this Agreement.
     11.     Successors. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. The rights and obligations of Employee under this Agreement are personal in nature and shall neither be transferred nor assigned in whole or in part by Employee. Subject to the restrictions on transfer set forth in the preceding sentence of this Section 11, in the event of Employee’s death, the rights of Employee under this Agreement shall inure to the benefit of and shall be binding on Employee’s heirs, executors, administrators, legal representatives, successors and assigns.
     12.     Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first written above.

COMPANY: Transmeta Corporation
By:	/s/ LESTER M. CRUDELE
	Name:	Lester M. Crudele
	Title:	President & Chief Executive Officer

EMPLOYEE: John O’Hara Horsley
/s/ JOHN O’HARA HORSLEY

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